Exhibit 2.2

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), is dated as of August 1, 2017, by and among Jacobs Engineering Group, Inc., a Delaware corporation (“Parent”), Basketball Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the stockholder of CH2M HILL Companies, Ltd. (the “Company”) listed on the signature pages hereto (the “Stockholder”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

W I T N E S S E T H:

WHEREAS, concurrently herewith, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of August 1, 2017 (the “Merger Agreement”), providing for, among other things and subject to the terms and conditions of the Merger Agreement, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger.

WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of the number of shares of Company Common Stock and Company Preferred Stock set forth on Exhibit A hereto (together with such additional shares of Company Common Stock and Company Preferred Stock that become beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by the Stockholder, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof, the “Owned Shares”).

WHEREAS, as a condition to each of Parent’s and Merger Sub’s willingness to enter into and perform its obligations under the Merger Agreement, each of Parent and Merger Sub has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the premises, representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

STOCKHOLDER CONSENT; AGREEMENT TO VOTE AND IRREVOCABLE PROXY

SECTION 1.1 Agreement to Vote. The Stockholder hereby irrevocably and unconditionally agrees that, from the date hereof until the earlier of (a) the time that the Company Stockholder Approval has been obtained and (b) termination of this Agreement in accordance with Section 5.1 (the “Agreement Term”), it shall (i) take all such actions as may be required to cause each Owned Share to be present, in person or by proxy, at any meeting of the stockholders of the Company, however called, in connection with the Merger Agreement or other transactions contemplated by the Merger Agreement for the purposes of determining the presence of a quorum (including at any adjournments or postponements thereof, each a “Company Stockholder Meeting”) and (ii) at any Company Stockholder Meeting vote (or cause to be voted), to the extent entitled to vote thereon, all of its Owned Shares:

(a) in favor of (A) approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger and (B) the approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger; and

(b) against (A) any Acquisition Proposal, (B) any action that would reasonably be expected to result in a breach of or failure to perform, in any material respect, any representation, warranty, covenant or agreement of the Company under the Merger Agreement or of the Stockholder under this Agreement, (C) any action that would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement (in contravention of the terms and conditions of the Merger Agreement), (D) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, material business transaction, sale of assets, reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any Company Subsidiary, or any other action or transaction involving the Company and (E) any amendment of the Company’s organizational documents that would reasonably be expected to materially impair the ability of Parent or Merger Sub to complete the Merger, or that would or would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the consummation of the Merger.

Anything herein to the contrary notwithstanding, this Section 1.1 shall not require the Stockholder to be present (in person or by proxy) or vote (or cause to be voted) any of its Owned Shares to amend the Merger Agreement or take any action that results or would reasonably be expected to result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that (i) decreases the amount or changes the form of the Merger Consideration, (ii) imposes any material restrictions on or additional conditions on the payment of the Merger Consideration to stockholders of the Company and/or (iii) imposes any material restrictions or obligations on the Stockholder.

SECTION 1.2 Other Voting Rights. For the avoidance of doubt, except as expressly set forth in this Agreement, nothing in this Agreement shall limit the right of the Stockholder to vote in favor of, against, or abstain with respect to any matter presented to the Company’s stockholders not addressed by this Agreement.

SECTION 1.3 Grant of Irrevocable Proxy. The Stockholder hereby irrevocably appoints Parent and any designee of Parent, and each of them individually, as the Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote at any annual or special meeting of stockholders at which any of the matters described in Section 1.1 is to be considered during the Agreement Term, with respect to the Owned Shares as of the applicable record date, in each case solely to the extent and in the manner specified Section 1.1; provided, however, that the Stockholder’s grant of the proxy contemplated by this Section 1.3 shall be effective if, and only if, the Stockholder has not delivered to the Secretary of the Company, at least two (2) Business Days prior to the applicable meeting, a duly executed irrevocable proxy card directing that the Owned Shares be voted in accordance with Section 1.1. This proxy, if it becomes effective, is given to secure the performance of the duties of the Stockholder under this Agreement, and its existence will not be deemed to relieve the Stockholder of its obligations under this Agreement. This proxy shall only expire and be deemed revoked automatically at the expiration of the Agreement Term.

SECTION 1.4 Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 1.3 by the Stockholder is irrevocable during the Agreement Term, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder with regard to the Stockholder’s Owned Shares and the Stockholder acknowledges that the proxy constitutes an inducement for Parent and Merger Sub to enter into the Merger Agreement. The power of attorney granted by the Stockholder is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of the Stockholder.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Company Stockholder Meeting as follows:

SECTION 2.1 Power; Due Authorization; Binding Agreement. The Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, partnership or other applicable action on the part of the Stockholder, and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 2.2 Ownership of Shares. On the date hereof, the Owned Shares set forth opposite the Stockholder’s name on Exhibit A hereto are owned beneficially and of record by the Stockholder. Other than restrictions in favor of Parent pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act or the “blue sky” Laws of the various states of the United States, and any restrictions contained in the organizational documents of the Company, as of the date hereof the Stockholder has, and at any stockholder meeting of the Company held during the Agreement Term to vote regarding approval and adoption of the Merger Agreement, the Stockholder will have (except as otherwise permitted by this Agreement), sole voting power and sole dispositive power with respect to the matters set forth in Section 1.1 in respect of all of the Owned Shares of the Stockholder and no proxies have been given in respect of any or all of such Owned Shares other than proxies which have been validly revoked prior to the date hereof.

SECTION 2.3 No Conflict. The execution and delivery of this Agreement by the Stockholder does not, and the performance of the terms of this Agreement by the Stockholder will not, (a) require the consent or approval of, or any filing with, any other Person or Governmental Entity, (b) conflict with or violate any organizational document of the Stockholder, (c) conflict with or violate or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the Owned Shares pursuant to, any Contract to which the Stockholder is a party or by which the Stockholder or any of the Owned Shares are bound or (d) violate any Law applicable to the Stockholder or any of its assets (including the Owned Shares), except for any of the foregoing which would not, individually or in the aggregate, prevent, materially delay or impair in any material respect the Stockholder’s ability to perform its obligations under this Agreement.

SECTION 2.4 Acknowledgment. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

SECTION 2.5 Transaction Fee. The Stockholder has not employed any investment banker, broker or finder in connection with the transactions contemplated by the Merger Agreement who is entitled to any fee or any commission from Parent or the Company or any of their respective Subsidiaries in connection with or upon consummation of the Merger or any other transaction contemplated by the Merger Agreement.

SECTION 2.6 Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its assets or (b) outstanding Orders to which the Stockholder or any of its assets are subject or bound, in each case, which could reasonably be expect to, individually or in the aggregate, prevent, materially delay or impair in any material respect the Stockholder’s ability to perform its obligations under this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Stockholder as of the date of this Agreement and as of the Company Stockholder Meeting as follows:

SECTION 3.1 Power; Due Authorization; Binding Agreement. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other applicable action on the part of Parent or Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.2 No Conflict. The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of the terms of this Agreement by each of Parent and Merger Sub will not, (a) require the consent or approval of, or any filing with, any other Person or Governmental Entity, (b) conflict with or violate any organizational document of Parent or Merger Sub, (c) conflict with or violate or result in any breach of, or default (with or without notice or lapse of time, or both) under any Contract to which the Stockholder is a party or by which Parent or Merger Sub are bound or (d) violate any Law applicable to Parent or Merger Sub or any of their respective assets, except for any of the foregoing which would not, individually or in the aggregate, prevent, materially delay or impair in any material respect Parent or Merger Sub’s ability to perform its obligations under this Agreement.

ARTICLE 4

COVENANTS OF THE STOCKHOLDER

SECTION 4.1 Restriction on Transfer, Proxies and Non-Interference. The Stockholder hereby agrees, during the Agreement Term, not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Owned Shares or any economic interest therein (any such action, a “Transfer”), (ii) grant any proxies or powers of attorney with respect to the Owned Shares of the

Stockholder, deposit any such Owned Shares into a voting trust or enter into a voting agreement with respect to any such Owned Shares, in each case with respect to any vote on the approval and adoption of the Merger Agreement or any other matters set forth in Section 1.1 of this Agreement, (iii) acquire, offer or propose to acquire or agree to acquire, directly or indirectly, any additional securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) of the Company, (iv) form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons with respect to any securities of the Company or (v) commit or agree to take any of the foregoing actions during the Agreement Term; provided that, the foregoing notwithstanding, the following Transfers are permitted: (A) Transfers of Owned Shares to any Affiliate of the Stockholder who has agreed in writing (the form and substance of which is reasonably acceptable to Parent) to be bound by the terms of this Agreement; and (B) Transfers of Owned Shares with Parent’s prior written consent.

SECTION 4.2 Merger Agreement Obligations. The Stockholder (solely in the Stockholder’s capacity as such) agrees that it shall not, and shall not authorize or permit any investment banker, attorney or other advisor or representative to act on the Stockholder’s behalf to, directly or indirectly, (a) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (b) participate in any discussions or negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information regarding an Acquisition Proposal to, any Person that has made or, to the Company’s knowledge, is seeking to make, an Acquisition Proposal, except to notify such Person as to the existence of the provisions of this Section 4.2 or (c) enter into any letter of intent, agreement, contract or agreement in principle regarding an Acquisition Proposal; provided that the foregoing shall not restrict the Stockholder, or any of the Stockholder’s directors, officers, employees, partners, managers, members or Affiliates, from taking any such actions on behalf of or as a representative of the Company if, at such time, the Company is permitted to engage in discussions or negotiations with such Person regarding an Acquisition Proposal pursuant to the Merger Agreement.

SECTION 4.3 No Limitations on Actions. Parent expressly acknowledges that the Stockholder is entering into this Agreement solely in its capacity as the beneficial owner of the Owned Shares and this Agreement shall not limit or otherwise affect the actions or fiduciary duties of the Stockholder, or any affiliate, trustee, beneficiary, settlor, employee or designee of the Stockholder or any of its affiliates (collectively, “Affiliates”) in its capacity, if applicable, as a director of the Company. Parent shall not assert any claim that any action taken by the Stockholder or any of its Affiliates in its capacity as a director of the Company violates any provision of this Agreement.

SECTION 4.4 Further Assurances. From time to time, at the reasonable request of Parent and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to comply with its obligations under this Agreement.

SECTION 4.5 Appraisal and Dissenters’ Rights. The Stockholder hereby irrevocably and unconditionally waives any and all rights that may arise with respect to the Merger or any of the transactions contemplated by the Merger Agreement to demand appraisal of any Owned Shares (including, without limitation, under Section 262 of the DGCL) or any rights that the Stockholder may have to dissent from the Merger.

SECTION 4.6 General Covenants. The Stockholder agrees that the Stockholder shall not: (a) enter into any Contract with any Person or take any other action that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (b) take any action that would restrict or otherwise affect the Stockholder’s legal power, authority and right to comply with and perform the Stockholder’s covenants and obligations under this Agreement.

ARTICLE 5

MISCELLANEOUS

SECTION 5.1 Termination of this Agreement. This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any party hereto upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time. In addition to the foregoing, this Agreement may be terminated (i) at any time by written consent of the parties hereto or (ii) by the Stockholder upon written notice to the Parent at any time following any amendment or other modification to any provision of the Merger Agreement that (I) decreases the amount or changes the form of the Merger Consideration, (II) imposes any material restrictions on or additional conditions on the payment of the Merger Consideration to stockholders of the Company or (III) imposes any material restrictions or obligations on the Stockholder.

SECTION 5.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination and the provisions of this Article 5, including Section 5.11, shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

SECTION 5.3 Entire Agreement; Assignment. This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) and any documents delivered by the parties in connection herewith constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Other than as set forth in Section 5.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 5.4 Amendments and Waivers; Third Party Beneficiary. This Agreement may only be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. The parties hereto expressly agree that the Company is intended to, and shall, be a third party beneficiary of the covenants and agreements of the parties hereto, which covenants and agreements shall not be amended, modified or waived without the prior written consent of the Company. The foregoing notwithstanding, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

SECTION 5.5 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by email transmission (provided confirmation of email transmission is obtained) or (ii) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to the Stockholder:

AP VIII CH2 Holding, L.P.

c/o Apollo Management VIII, L.P.

9 West 57th Street

New York, New York 10019

Fax No.: (646) 607-0528

Attn:        Laurie Medley, Esq.

Email:     lmedley@apollolp.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Fax No.: (212) 757-3990

Attn:        Brian P. Finnegan

Email:     bfinnegan@paulweiss.com

If to the Company:

CH2M HILL Companies, Ltd.

919 South Jamaica Street

Englewood, CO 80112-5946

Attn: Thomas McCoy, Executive Vice President, General Counsel & Secretary

Fax:        (720) 286-8686

Email:     thomas.mccoy@ch2m.com

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Fax No.: (650) 463-2600

Attn:        Tad J. Freese

Email:      tad.freese@lw.com

If to Parent or Merger Sub:

Jacobs Engineering Group, Inc.

1999 Bryan Street

Suite 1200

Dallas, TX 75201

Attn: Michael Tyler, General Counsel

Fax:        (214) 638-0447

Email:     Michael.Tyler@jacobs.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Fax No.: (212) 859-4000

Attn:        Chris Ewan

Email:     christopher.ewan@friedfrank.com

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd St.

New York, NY 10019

Fax No.: (212) 403-2000

Attn:        David A. Katz

Email:     DAKatz@wlrk.com

SECTION 5.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.

(b) Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 5.6, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) WITHOUT LIMITING SECTION 5.6(a) THROUGH (b), EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 5.6(c).

SECTION 5.7 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

(b) Each party further agrees that (x) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (y) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

SECTION 5.8 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties. This Agreement may be executed by facsimile signature or by emailed portable document format (.pdf) file signature and a facsimile or .pdf signature shall constitute an original for all purposes.

SECTION 5.9 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

SECTION 5.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

SECTION 5.11 Non-Recourse. Each of Parent and Merger Sub agrees that any proceeding to enforce any breach of this Agreement by the Stockholders or its or its affiliates’ directors, officers, employees, partners, members or controlling persons will be brought against the Stockholder only.

SECTION 5.12 Interpretation.

(a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(b) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 5.13 Publication. The Stockholder hereby permits Parent, the Company and Merger Sub to publish and disclose in any documents or schedules filed with the SEC and any other disclosures or filings required by applicable Law the Stockholder’s identity and ownership of the Owned Shares and the nature of the Stockholder’s commitments pursuant to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Voting and Support Agreement to be duly executed as of the day and year first above written.

PARENT:

JACOBS ENGINEERING GROUP INC.

By:	/s/ Robert Pragada
Name: Robert Pragada
Title: President of Buildings and Infrastructure

MERGER SUB:

BASKETBALL MERGER SUB INC.

By:	/s/ Michael J. Bante
Name: Michael J. Bante
Title: Secretary

STOCKHOLDER:

AP VIII CH2 HOLDINGS, L.P.

By:	CH2 Holdings GP, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President, Assistant Secretary

[Signature Page to Voting and Support Agreement]

EXHIBIT A

COMPANY STOCK OWNERSHIP

Stockholder	Number of Shares
AP VIII CH2 HOLDINGS, L.P.	4,821,600